© 2007 Altera Corporation Section 409A Tender Offer July 2007 Exhibit 99.(a)(1)(D)

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Meeting Objectives
Meeting Objectives
Understand:
– Section 409A issue
– Altera’s proposed solution
– Your choices
Review your next steps

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Why Are We Here Today?
Why Are We Here Today?
You hold a stock option grant that may be negatively
impacted by a recent Internal Revenue Code change
(Section 409A)
Altera is offering a solution that may eliminate your
exposure to potentially adverse personal income tax
consequences, but which requires your participation and
permission to implement
If you do not participate, you may have adverse personal
income tax consequences for which you will be solely
responsible

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
What Does Section 409A Do?
What Does Section 409A Do?
Imposes adverse tax consequences on, among other
items, discounted stock options that vested after 12/31/04
Adverse tax consequences will apply (once option comes
into-the-money) every year until exercise and likely include:
Regular income tax on spread on Jan 1 each year and again on exercise date
20% federal and 20% state (CA) tax on spread on Jan 1 each year and again on exercise date
“Interest factor tax” (at both Fed and CA levels) totaling
approximately 4% each year
Interest if 409A taxes not timely paid
Could result in 85%+ effective tax rate and, over time, tax
and penalties may exceed gain

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Which Grants Are Potentially Impacted?
Which Grants Are Potentially Impacted?
Only one: 12/20/00 grant (priced at $24.63)
Special Committee found that the recorded grant
date for the 12/20/00 grant was different than the
actual grant date, resulting in the grant being made
at less than FMV (i.e., at a discount)
Only a portion of the 12/20/00 grant may be
subject to 409A
Shares that vested during month of December 2004
(1/12
th
of grant)

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Why Do You Say “Potentially” Impacted?
Why Do You Say “Potentially” Impacted?
Discounted option only subject to 409A for any portion that
vested after 12/31/04
Grant documentation is inconsistent as to full vest date.
Notice of Grant says:
Vesting commencement date is 1/1/01 (but really 1/1/04)
8.33% of grant vests monthly beginning on 1/1/04
Full vest date is 1/1/05
Because option that vests monthly over course of one year
beginning on 1/1/04 would fully vest as of 12/31/04,
company believes grant not subject to 409A
IRS may disagree and has already sought information on
409A issue, which may result in employees being audited

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
What’s Altera’s Solution?
What’s Altera’s Solution?
Each employee chooses exercise year for eligible portion of
grant (“Chosen Exercise Year”)
May choose 2008, 2009 or 2010 (year grant expires)
Only making election for that portion of grant that may have vested after 12/31/04; remainder of grant can be exercised
as normal
All other terms of grant remain the same, including the
exercise price (i.e., you keep the discount)
If you terminate employment (voluntarily or involuntarily):
Before
your Chosen Exercise Year, you will forfeit the shares subject to the election
During
your Chosen Exercise Year, you will have 30 days from the
termination date to exercise the shares subject to the election

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Eligibility
Eligibility
Must be employee as of first and last day of tender offer.
Current schedule: Opens July 24 and closes August 31 at 5:00 p.m.
Company may extend at its discretion
If you participate, must tender all eligible shares
If you exercise the eligible shares prior to the close of the tender offer, your election will be invalid and you may be
subject to the adverse tax consequences of 409A.
Once tender offer closes, a hold will be placed on the
shares you elect to amend such that you will be prevented
from exercising them until your Chosen Exercise Year.

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
What If I Do Nothing?
What If I Do Nothing?
If IRS disagrees with our conclusion that none of grant is
subject to 409A, you may be subject to adverse tax
consequences previously discussed
You will be solely responsible for any taxes, penalties or
other costs that result from your non-participation
Tender offer is a one-time opportunity

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
How Do I Participate?
How Do I Participate?
Tender Offer Begins: July 24, 2007
Tender Offer Ends: August 31, 2007
Election forms MUST be received by 5 p.m. Pacific Time on
August 31. Late submissions will not be accepted.
How to submit your election form:
Election forms available from legal, stock admin, on stock admin website, or through the link emailed to all eligible employees on July 24.
Fax to legal department at 408-544-8000 or via PDF email to
alteralegal@altera.com.
You must submit an election form whether or not you wish to participate in the offer. Keep a copy of your election form.
Election Confirmation Statement will be emailed to you within 3 business days after submission.

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Informational Emails
Informational Emails
Announcement of tender offer
From Kate Schuelke on July 24
Describes tender offer and attaches link to tender offer documents, including election form
Eligible Option Grant Detail Statement
From Kim Peterson on July 24
Contains personalized information about the number of shares eligible for amendment
If you did not receive one or both of these emails, contact
alteralegal@altera.com

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
What If I Have Questions?
What If I Have Questions?
Detailed FAQ included in Offer to Amend
Still have questions? Call or email Kim Peterson at
(408) 544-6482
kpeterso@altera.com
or alteralegal@altera.com

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Tax Advice
Tax Advice
Taxation of stock option transactions can be very
complicated
Altera policy prohibits any employees from providing
personal income tax advice to any other employee
This presentation is general and you should consult with
your personal tax advisor for advice relevant to your
specific situation

© 2007 Altera Corporation
Altera, Stratix, Cyclone, MAX, HardCopy, Nios, Quartus, and MegaCore are trademarks of Altera Corporation
Circular 230 Disclaimer
Circular 230 Disclaimer
The following disclaimer is provided in accordance with the
Internal Revenue Service’s Circular 230 (21 CFR Part 10).
Any tax advice contained in this statement is intended to be preliminary, for discussion purposes only, and not final. Any such advice is not intended to be used for marketing,
promoting or recommending any transaction or for the use
of any person in connection with the preparation of any tax
return. Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the
purpose of avoiding tax penalties that may be imposed on
such person.